Exhibit 10.20
SUBCONTRACT
BY AND BETWEEN
GeoVax Labs Inc.
AND
Emory University
This Agreement, entered into this 23rd day of June 2008, between Emory University (hereinafter “EMORY”) and GeoVax Labs Inc. (hereinafter “GeoVax”) is for the purpose of conducting work related to the project entitled “GM-CSF-Adjuvanted Clade C DNA/MVA and MVA/MVA Vaccines” under a grant from National Institutes of Health (hereinafter “NIH” Grant No. 1 U19 AI074073-01.
ARTICLE 1. ADMINISTRATIVE PERSONNEL
All questions concerning administration of this subcontract should be addressed to:
GeoVax contact:
Mark Reynolds
GeoVax Labs Inc.
1265 Briarcliff Road
Atlanta, GA 30306
EMORY Contact:
Holly Sommers
Acting Director
Emory University
Office of Sponsored Programs
1599 Clifton Road NE, 4th Floor Mailstop: 1599/001/1BA
Atlanta, GA 30322
ARTICLE 2. PROJECT PERSONNEL
Harriet Robinson as the “PRINCIPAL INVESTIGATOR” and representative of GeoVax, shall retain supervisory responsibility for this project. Any change in the scope of work requires written approval from Dr. Harriet Robinson The scientific and technical direction of the EMORY’s portion of the research project (the “Study”), as set forth in the statement of work (see Appendix A, attached), shall be under the direction of Dr. Rama Rao Amara (“INVESTIGATOR”).
INVESTIGATOR is considered essential to the work performed hereunder. In the event INVESTIGATOR vacates his/her position with EMORY or is reassigned to another program, EMORY shall notify GeoVax in writing. In addition, the decision to replace any individual(s) considered Key Personnel on the project at EMORY requires the prior written approval of GeoVax. If this change in individual(s) considered Key Personnel is/are not acceptable to GeoVax, GeoVax shall issue a contractual modification terminating this Agreement. EMORY will be reimbursed for its costs incurred through such termination date.
ARTICLE 3. STATEMENT OF WORK
EMORY shall supply all the necessary personnel, equipment, and materials (except as otherwise may be provided herein) to accomplish the research tasks set forth in the statement of work (see Appendix A, attached), such work schedule being an integral part of the GeoVax Scope of Work in the prime grant.
ARTICLE 4. ALLOCATION OF FUNDS
Funds provided for EMORY’s involvement in this subcontract shall not exceed $698,105. A line item budget for these funds is attached as Appendix B. EMORY shall invoice GeoVax monthly. GeoVax reserves the right to request detailed expenditure documentation. Invoices for payment should be sent to:
Mark Reynolds
Chief Financial Officer
GeoVax Labs Inc.
1265 Briarcliff Road
Atlanta, GA 30306
Both EMORY and GeoVax acknowledge that a proposal budget is a projection and that minor changes in the proposal budget may be necessary once the project is implemented. EMORY is required to comply with any re-budgeting requirements of the prime sponsor.
ARTICLE 5. PERIOD OF PERFORMANCE
This Agreement shall become effective on September 30, 2007 and shall terminate on August 31, 2008.
ARTICLE 6. REPORTING PROCEDURES
A.	Technical Reports: EMORY will be required to keep clear and accurate records of the procedures conducted and data collected throughout the project period so that the progress of the Study may be readily evaluated at any time by PRINCIPAL INVESTIGATOR.
B.	Fiscal Reports: A final invoice of expenditures shall be made to GeoVax no later than forty-five (45) days after the completion date of August 31, 2008.
ARTICLE 7. HOLD HARMLESS

EMORY and GeoVax agree to hold each other harmless from liability of any kind including costs or expenses resulting from or on account of any or all suits or damages resulting from injuries or grievances sustained by any person(s) or property by virtue of performance of this subcontract except when such suits or damages arise due to the gross negligence or willful misconduct of the other party.
ARTICLE 8. REGULATORY DATA
All administrative and regulatory data required by the sponsor shall be applicable to this subcontractual Agreement as appropriate. All conditions referenced in the prime award to GeoVax by NIH shall become binding upon execution of this subcontract by EMORY. A copy of the General Terms and Conditions will be found in Appendix C. EMORY assumes sole responsibility for monetary reimbursement to NIH of a sum equal to any expenditure deemed unallowable by NIH or an authorized agency through audit exception or other appropriate means after ruling that expenditures from funds allocated to EMORY through GeoVax for direct and/or indirect costs violated the regulations of the granting or funding agency of this subcontract.
ARTICLE 9. TERMINATION
If at any time GeoVax’s award is terminated by NIH, this Agreement shall consequently be terminated upon receipt by EMORY of written termination notice from GeoVax. EMORY shall be reimbursed for noncancellable obligations incurred prior to the date of the written termination notice. GeoVax reserves the unilateral right to terminate this Agreement upon thirty (30) days written notice for failure of EMORY to meet any substantive requirement or obligation of this Agreement should EMORY fail to acceptably correct the said deficiency within the said thirty (30) days or such longer period as may be mutually agreed upon by both parties. Nothing in this article is intended to abrogate the parties’ right to terminate this Agreement on such terms as may be mutually agreed upon subsequent to the execution of this subcontract.
ARTICLE 10. HUMAN SUBJECTS
If human subjects are used in the conduct of the work supported by this Agreement EMORY warrants and agrees to comply with the applicable federal laws, regulations and policies of DHHS. EMORY further agrees to provide certification to GeoVax at least annually that an institutional committee has reviewed and approved the procedures which involve human subjects. EMORY shall bear full responsibility for the proper and safe performance of all work and services involving the use of human subjects under this Agreement.
ARTICLE 11. LABORATORY ANIMALS
If live vertebrate animals are used in the conduct of the work supported by this Agreement, EMORY warrants and agrees to comply with the applicable portion of the Animal Welfare Act (PL 89-544, as amended) and will follow the guidelines described in NIH Publication No. 86-23 entitled “Guide for the Care and Use of Laboratory Animals,” or such other guidelines as are required. EMORY further agrees to provide certification to GeoVax that an institutional committee has reviewed and approved the procedures which involve laboratory animals. GeoVax expressly acknowledges that the work supported by this Agreement is basic animal research and is not to be conducted according to or in compliance with Good Laboratory Practices (“GLP”) by EMORY and INVESTIGATOR.
ARTICLE 12. LICENSE AGREEMENT
GeoVax and EMORY acknowledge and agree that this Agreement is subject to the terms and conditions of that certain License Agreement between Emory University and GeoVax, Inc., now GeoVax Labs, Inc., entered into on August 28, 2002 and amended and restated June 23, 2004 (the “License Agreement”). If any term of this Agreement conflicts with the License Agreement, the terms and conditions of the License Agreement shall prevail. A copy of the amended and restated License Agreement is attached as Appendix D.
The following terms have the same meaning in this Agreement as their defined meaning in the License Agreement:
Emory Technology Rights;
Field of Use;
Licensed Patents; and
Improvements.
ARTICLE 13. SUPPLY OF MATERIAL
A.	In performing the work conducted in this Agreement, GeoVax may transfer to EMORY and the INVESTIGATOR “Original Material(s)” (shall mean the description of the material being transferred as specified and recorded in the Material Transfer Record) in such amounts as are necessary and useful to the conduct of this Study. Such Original Material (s) will be provided under the terms of this Agreement and in such amount as described in the “Material Transfer Record” (shall mean the Material Transfer Record form, attached hereto at Appendix E and incorporated by reference, on which the Materials transferred between the Parties under this Agreement are to be specified and recorded) for the particular transfer. Duplicate originals of the Material Transfer Record shall be completed and signed by the INVESTIGATOR and an authorized representative of GeoVax upon each such Material transfer and one such fully executed Material Transfer Record shall be retained by the INVESTIGATOR (with a copy to EMORY’S Office of Technology Transfer) and GeoVax.
B.	EMORY and INVESTIGATOR agree that the Material(s):
(i)	will not be used for any purposes except as specifically described in this Agreement and/or in the Statement of Work.
(ii)	will not be transferred to any other person or entity; and
(iii)	will notify GeoVax for analysis if there is an adverse reaction to the Material or if any Material fails to perform its intended function during this Study.
C.	It is understood that the Material and any other materials provided hereunder are investigational in nature. GEOVAX MAKES NO WARRANTIES, EXPRESS OR

IMPLIED, INCLUDING WITHOUT LIMITATION, ANY OF THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT, REGARDING THE MATERIAL. ADDITIONALY, GEOVAX MAKES NO REPRESENTATION OF ANY KIND, EXPRESS OR IMPLIED REGARDING THE SAFETY OR EFFICACY OF THE MATERIAL.
D.	Any Material delivered pursuant to this Agreement is understood to be experimental in nature and may have hazardous properties. EMORY will handle the Material accordingly and will inform GeoVax in writing on any adverse effects experienced by persons handling the Material.
E.	EMORY assumes all liability for damages which may arise from its use, storage or disposal of the Material. GeoVax will not be liable to EMORY for any loss, claim or demand made by EMORY, or made against EMORY by any third party, due to or arising from the use of the Material by EMORY, except to the extent permitted by law when caused by the gross negligence or willful misconduct of GeoVax.
ARTICLE 14. ACCESS
During the term of this Agreement, INVESTIGATOR and/or his designees shall be available to meet with GeoVax (or its designees) during normal business hours, upon reasonable prior notice and reasonable frequency, for the purpose of progress reviews, internal reporting, and other matters to the Study.
ARTICLE 15. CONFIDENTIAL INFORMATION
A.	As used herein, “Confidential Information” shall mean any and all information, including without limitation Intellectual Property and Material(s), disclosed by or on behalf of one Party (for the purposes of this Article 15, “Disclosing Party”) to the other party (for the purposes of this Article 15 “Receiving Party”) for the purposes of or in connection with the Study on or after the effective date noted above of this Agreement, in writing or in any other tangible medium or disclosed orally and designated as confidential at the time of disclosure by the Disclosing Party. Confidential Information of GeoVax hereunder shall include, without limitation, the Material(s) provided to EMORY hereunder and the Statement of Work. Subject to 6.2 and Section 11 of the License Agreement, the Receiving Party may use Confidential Information of the Disclosing Party for the purposes of this Agreement, but shall not use Confidential Information for any other purpose or disclose such Confidential Information to any third party at any time during the term of this Agreement and for a period of five (5) years after its termination or expiration, without first obtaining the prior written consent of the Disclosing Party. The standard of care required of the Receiving Party in protecting the confidentiality of the Disclosing Party’s Confidential Information is the same standard of care that the Receiving Party uses in protecting its own confidential information of a similar nature, which will be at least a reasonable standard of care. The Receiving Party shall limit dissemination of Confidential Information of the Disclosing Party to those officers, directors, employees, agents or consultants having a “need to know”, who are bound by obligations of confidentiality to the Receiving Party equivalent to confidentiality obligations contained herein.

B.	Confidential Information does not include any portion of the Confidential Information of either Party hereto which:
(i)	at the time of disclosure is in the public domain;
(ii)	after disclosure hereunder enters the public domain, except through breach of this Agreement by the Receiving Party;
(iii)	the Receiving Party can demonstrate by it written records was in the Receiving Party’s possession prior to the time of disclosure by or on behalf of the Disclosing Party hereunder, and was not acquired directly or indirectly from the Disclosing Party;
(iv)	becomes available to the Receiving Party from a third party which is not legally prohibited from disclosing such Confidential Information;
(v)	the Receiving Party can demonstrate by its written records was developed by or for the Receiving Party independently of the disclosure of Confidential Information by the Disclosing Party or its Affiliates.
C.	In the event that either Party hereto is required by applicable statute or regulation or by judicial or administrative process to disclose any part of the Confidential Information which is disclosed to it hereunder, the Receiving Party shall (i) promptly notify the Disclosing Party of each such requirement and identify the Confidential Information so required thereby, so that the Disclosing Party may seek an appropriate protective order or other remedy and/or waive compliance by the Receiving Party with the provisions of this Agreement and (ii) consult with the Disclosing Party on the advisability of taking legally available steps to resist or narrow the scope of such requirement. If, in the absence of such a protective order or other remedy or such a waiver by the Disclosing Party of the provisions of this Agreement, the Receiving Party is nonetheless required by mandatory applicable law to disclose any part of the Confidential Information which is disclosed to it hereunder, the Receiving Party may disclose such Confidential Information to the governmental authority requesting such disclosure without liability under this Agreement, except that the Receiving Party shall furnish only that portion of Confidential Information which is legally required and only to the extent required by law provided, that, the Confidential Information so disclosed shall continue to be treated as Confidential Information as between the Parties hereto.
D.	Confidential Information disclosed by the Parties under this Agreement is the property of the Disclosing Party. The Parties hereby acknowledge and agree that as the Receiving Party of Confidential Information disclosed by the other Party under this Agreement, it has no right, title or interest in or to the same save as may be expressly granted to it under this Agreement.
ARTICLE 16. PUBLICATIONS
All research reports and other publications relating to the work under this Agreement shall: (A) Bear proper acknowledgment of the support provided by NIH, (B) Be submitted to GeoVax’s PRINCIPAL INVESTIGATOR in the form of advance copies for review at least thirty (30) days in advance of submission for publication or presentation to a publisher or other third party. During such 30-day period GeoVax shall have the right to object to and delay such proposed publication or presentation because GeoVax believes there is GeoVax Confidential Information contained therein and/or patentable subject matter, which needs protection. EMORY and INVESTIGATOR agree to delete any GeoVax Confidential

Information, other than study data results, from the proposed publication or presentation unless it is necessary for the complete and accurate interpretation and presentation of the Study Data and results. If GeoVax does not provide EMORY and/or the INVESTIGATOR in writing any objection to the proposed publication or presentation or otherwise inform EMORY and/or the INVESTIGATOR in writing on or before the expiration of such 30-day period that the submission, publication or presentation must be delayed, the INVESTIGATOR and/or EMORY shall be free to publish or present such proposed publication or presentation without restriction hereunder.
ARTICLE 17. MATERIAL(s)
A.	GeoVax retains all right and title to any Material(s) provided to EMORY hereunder, including any Material(s) contained or incorporated in Modifications. Except as provided in this Agreement or the License Agreement, no express or implied licenses or other rights are granted to EMORY under any patents, patent applications, trade secrets or other proprietary rights of GeoVax, including any altered forms of the Material(s) made by the EMORY. In particular, no express or implied licenses or other rights are granted to use the Material(s), Modifications, or any related patents of GeoVax for commercial purposes.
B.	All right and title to (i) Modifications (except that GeoVax retains sole ownership rights and title to the Material(s) included therein in accordance with 17(A) herein), and (ii) substances created through the use of the Material or Modifications, but which are not “Progeny” (shall mean unmodified descendant from the Material, such as virus from virus, cell from cell, or organism from organism), “Un-Modified Derivatives” (shall mean substances created by the receiving Party which constitute an unmodified functional subunit or product extracted or purified from the Original Material) or Modifications (i.e., do not contain the Original Material(s), Progeny Un-Modified Derivatives); created or made solely by EMORY shall belong to EMORY; except that should (i) or (ii) result from the collaborative efforts of GeoVax and EMORY, such shall be jointly owned by the Parties.
ARTICLE 18. PATENTS AND INTELLECTUAL PROPERTY
A.	Inventorship of any Intellectual Property conceived or made pursuant to the performance of the Study shall be determined according to United States patent law. Such Intellectual Property conceived or made solely by EMORY employees (the “Emory Intellectual Property) will be owned solely by EMORY. Such Intellectual Property conceived or made solely by GeoVax employees (the “GeoVax Intellectual Property”) will be owned solely by GeoVax. Such Intellectual Property conceived or made jointly by both EMORY and GeoVax employees (the “Joint Intellectual Property”) will be owned jointly by EMORY and GeoVax. The Parties agree all data generated by Emory in the conduct of the Study shall be owned by Emory (“Emory Data”). The Parties agree that all data generated by GeoVax in the conduct of the Study shall be owned by GeoVax (“GeoVax Data”).
B.	All Intellectual Property which was owned by GeoVax prior to the start of this Agreement (“GeoVax Background Intellectual Property”) shall remain the property of GeoVax. EMORY shall not acquire any right, title or interest in any GeoVax Background Intellectual Property as a result of the performance of this Agreement, except that EMORY may use GeoVax Background Intellectual Property for the performance of the Study in accordance with this Agreement and the License Agreement.
C.	All Intellectual Property which was owned by EMORY prior to the start of this Agreement or which is conceived or made solely by one or more employees of EMORY, including the INVESTIGATOR, during the term of this Agreement and does not result from work performed pursuant to the Study hereunder (“EMORY Background Intellectual Property”), whether or not used by EMORY and INVESTIGATOR to make and/or develop any Joint Intellectual Property, EMORY Intellectual Property, EMORY Data or results hereunder shall remain the property of EMORY. GeoVax shall not acquire any further right, title or interest in any EMORY Background Intellectual Property as a result of the performance of this Agreement. For avoidance of doubt, pursuant to the License Agreement, GeoVax has previously licensed certain EMORY Background Intellectual Property by obtaining a worldwide, exclusive, non-transferable right and license under the Emory Technology Rights, which includes certain Licensed Patents and Improvements including Emory Tech ID 07042, “GM-CSF as an Adjuvant for Mucosal Immunity Including Mucosal IgA”.
D.	GeoVax shall promptly and fully disclose in writing to EMORY any GeoVax Intellectual Property. All right and title to GeoVax Intellectual Property shall belong to GeoVax. For avoidance of doubt, such GeoVax Intellectual Property is subject to 6.2 of the License Agreement.
E.	Emory shall promptly and fully disclose to GeoVax in writing any EMORY Intellectual Property. GeoVax agrees to hold all such disclosed EMORY Intellectual Property in confidence until a patent application is filed to protect any invention encompassed within the EMORY Intellectual Property, as provided for herein. Within sixty (60) days of such disclosure, GeoVax shall notify EMORY in writing if it wants EMORY to pursue patent protection for the EMORY Intellectual Property. EMORY shall promptly prepare, file and prosecute any U.S. or foreign applications requested by GeoVax to protect the EMORY Intellectual Property. GeoVax shall bear all costs incurred in connection with such preparation, filing, prosecution, and maintenance of U.S. and foreign applications. GeoVax shall cooperate with EMORY to assure that such applications will cover, to the best of GeoVax’s knowledge, all items of commercial interest and importance. The Parties acknowledge and agree that EMORY Intellectual Property in the Field of Use constitutes Improvements and are automatically included in the Emory Technology Rights licensed to GeoVax under the License Agreement. As such, the terms in the License Agreement relating to, inter alia, patent prosecution, prosecution expenses, infringement procedures, litigation procedures and abandonment of Licensed Patents shall apply to any EMORY Intellectual Property patent application.
F.	EMORY and GeoVax shall promptly and fully disclose in writing to the other Party any Joint Intellectual Property. Both Parties agree to hold all such disclosures in confidence until a patent application(s) is filed to protect any invention(s) encompassed within the Joint Intellectual Property, as provided for herein. Within sixty (60) days of a disclosure, GeoVax shall notify EMORY in writing if it wishes to pursue patent protection for the Joint Intellectual Property. EMORY shall promptly prepare, file and prosecute any U.S. or foreign applications elected by GeoVax to protect the Joint Intellectual Property. GeoVax shall bear all costs incurred in connection with such preparation, filing, prosecution, and maintenance of U.S. and foreign application(s). GeoVax shall cooperate with EMORY to assure that such applications will cover, to the best of GeoVax’s knowledge, all items of commercial interest and importance. The Parties acknowledge and agree that EMORY’s rights in the Joint Intellectual Property in the Field of Use constitute Improvements and are automatically included in the Emory Technology Rights licensed to GeoVax under the License Agreement. As such, the terms in the License Agreement relating to, inter alia, patent prosecution, prosecution expenses, infringement procedures, litigation procedures and abandonment of Licensed Patents shall apply to the Joint Intellectual Property patent application.
G.	If GeoVax elects not to request that EMORY prepare and file a patent application(s) covering any EMORY Intellectual Property or Joint Intellectual Property pursuant to Paragraphs E and F above, EMORY shall have the right pursuant to 6.3 of the License Agreement to pursue patent protection for such Improvements, with the patent prosecution expenses being an obligation of GeoVax unless GeoVax notifies EMORY, in writing, of its abandonment of such Improvements pursuant to 3.3 of the License Agreement. If GeoVax effects such abandonment, EMORY has the right to terminate the license granted to GeoVax as to the specific Licensed Patents covering the Improvement(s) , and such EMORY Intellectual Property (or Joint Intellectual Property as the case may be) shall not be subject to the License Agreement and EMORY shall be free, at its election, to file, prosecute, abandon or maintain any patents or applications covering such Intellectual Property and to grant rights to such Intellectual Property to other third parties.
ARTICLE 19. SUBCONTRACTING
None of the principal activities of this Agreement shall be subcontracted by EMORY without the prior written approval of GeoVax.
ARTICLE 21. MODIFICATION OF CONTRACT
This Subcontract may only be modified after mutual written Agreement by an amendment executed through the same procedure as the original.

GeoVax Labs Inc.	Emory University

/s/ Mark Reynolds	/s/ Holly Sommers

Mark Reynolds Chief Financial Officer	Holly Sommers Acting Director of Sponsored Programs

Appendix A
Statement of Work

Appendix B
Budget

Appendix C
General Terms and Conditions

Appendix D
License Agreement
Appendix E

Material Transfer Record
for transfer of Materials from
Providing Party
to
Receiving Party
The Material described below is supplied by the Providing Party to the Receiving Party and is subject to all the terms and conditions of the Research Agreement and License Agreement between Emory University (the “University”) and GeoVax Labs Inc., (“GeoVax”), dated as on May 9, 2008 (the “Agreement”). Duplicate originals of this form shall be executed and one fully-executed form shall be giving to the Providing Party and one to the Receiving Party.
Description of Material(s) (to be filled in by Providing Party only):

(Signature) Providing Party’s Investigator

Date
In signing below, you the Receiving Party’s Investigator, acknowledge that you understand and will abide by the terms and conditions under which the Material are provided under the Agreement.

(Signature) Receiving Party’s Investigator

Date